Exhibit 99.1 Welcome! 1Exhibit 99.1 Welcome! 1

Stryker team



Tim Scannell
President & Chief Operating Officer



Spencer Stiles
Group President Orthopaedics & Spine



Dr. Xavier Berling
Global President Trauma & Extremities



Mike Panos
North American President Trauma & Extremities



Gordon Van Ummersen
Vice President & GM Extremities



Lorien Gallo
Vice President, HR Trauma & Extremities

Tim Scannell President & Chief Operating OfficerTim Scannell President & Chief Operating Officer

Spencer Stiles Group President, Orthopaedics & SpineSpencer Stiles Group President, Orthopaedics & Spine

75+ years of innovation Wedge Turning Frame Cast Cutter 1937 1946 Dr. Homer H. Stryker Orthopaedic Surgeon and Inventor75+ years of innovation Wedge Turning Frame Cast Cutter 1937 1946 Dr. Homer H. Stryker Orthopaedic Surgeon and Inventor

stryker



Know more.
Cut less.

Know how some things are simply better together? Like the knowledge that comes from a CT-based plan that captures each patient's unique anatomy, and Mako's AccuStop™ haptic technology, which helps you use this knowledge to precisely and accurately cut what you've planned.[1,2,3]

So you know more and cut less.[4,5,6,7*]
That's Mako. SmartRobotics™.


stryker
stryker
Mako
Mako
Mako

Visit makosmartrobotics.com to learn more.

Financial results $15 $14 $13.6 billion $13 Annual net sales globally in 2018 $12 $11% 17.1 $10 CAGR in net sales over 39-year period $9 $8 39 $7 Straight years of sales growth $6 $5 $4 $3 $2 $1 $0 ‘79 ’18 BillionsFinancial results $15 $14 $13.6 billion $13 Annual net sales globally in 2018 $12 $11% 17.1 $10 CAGR in net sales over 39-year period $9 $8 39 $7 Straight years of sales growth $6 $5 $4 $3 $2 $1 $0 ‘79 ’18 Billions

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Our company strategy

Drive market leading growth and achieve category leadership in MedSurg Equipment, Orthopaedics, and Neurotechnology/Spine

Customer focus

- Intense customer commitment and dedication through business unit specialization
- Achieve highest levels of customer engagement through innovative, high quality products and collaboration

Innovation

- Make healthcare better through evidence-based products and services that improve outcomes
- Drive growth through disciplined investment in R&D and BD

Globalization

- Focus resources, investment and talent on key global markets
- Strengthen alignment among franchises, country teams and global functions

Cost transformation

- Drive operational efficiency to reinvest in growth
- Continuously reduce costs and expand margins to optimize shareholder value

Talent offense – People and culture
Quality first – Top tier products and services

Committed to acquisitions

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We continue to enhance our portfolio's depth and breadth with strategic mergers and acquisitions.

Color key:
- Core business
- Adjacency
- Pending



2011
Concentric
Orthovita
Memometal
Neurovascular
2012
Surpass
2013
Trauson
MAKO
2014
Patient Safety Technologies
Berchtold Holding
CoAlign Innovations, Inc.
Pivot Medical
Small Bone Innovations
2015
Muka Metal
CHG Hospital Beds
2016
Synergetics USA's Neuro Portfolio
Ivy Sports Medicine, LLC
Vertebral Compression Fracture Portfolio from BD
SafeWire
Restore Surgical LLC, DBA Instratek
Sage Products
Stanmore Implants Worldwide
Physio-Control International
2017
NOVADAQ Technologies, Inc.
Vexim
2018
Invuity, Inc.
K2M Group Holdings, Inc.
Hygia Health Services
SafeAir AG
Entellus Medical, Inc.
HyperBranch Medical Technology, Inc.
2019
Wright Medical
Arrinex, Inc.
Mobius Imaging & Cardan Robotics

Strategic synergies and scope Category leadership and scale in shoulder, foot & ankle, and biologics Strong US and OUS presence Differentiated and complementary platform technologies Likeminded cultures 13Strategic synergies and scope Category leadership and scale in shoulder, foot & ankle, and biologics Strong US and OUS presence Differentiated and complementary platform technologies Likeminded cultures 13

Gordon Van Ummersen Vice President & GM, ExtremitiesGordon Van Ummersen Vice President & GM, Extremities

Trauma & Extremities Stryker’s Trauma & Extremities portfolio addresses the treatment of long and small bone fractures and reconstructive extremities solutions. Nailing Plating Shoulder External Fixation Foot & Ankle BiologicsTrauma & Extremities Stryker’s Trauma & Extremities portfolio addresses the treatment of long and small bone fractures and reconstructive extremities solutions. Nailing Plating Shoulder External Fixation Foot & Ankle Biologics

stryker

Depth and specialization

Orthopaedics


Hips


Knees


Robotic-Arm Assisted Technology


Trauma


Extremities


Sports Medicine

Medical and surgical equipment


Power Tools and Surgical Equipment


Advanced Guidance Technologies


Minimally Invasive and Open Surgical Solutions


Infrastructure and Integration


Emergency Care and Acute Care


Reprocessing and Remanufacturing

Neurotechnology and spine


Craniomaxillofacial


Interventional Spine


ENT


Neurosurgical

Neurovascular


Spinal Implants and Biologics

Note: Not all products and services are available in all global markets.

Mike Panos North American President, Trauma & ExtremitiesMike Panos North American President, Trauma & Extremities

Positioned for global growth Team of 35,000+ employees worldwidePositioned for global growth Team of 35,000+ employees worldwide

What makes our workplace special? Stryker is a great place to work because … we improve people’s lives. Customers and patients are at the heart of everything we do. Our work transforms people’s lives every day. We deliver quality products that make life better for everyone who counts on us. we own our careers. We help every employee to discover their strengths, follow their passion, and grow with a growing company. we win with a winning team. We are driven, and we deliver results. We constantly challenge ourselves to achieve more. We win the right way and do what we say. What makes our workplace special? Stryker is a great place to work because … we improve people’s lives. Customers and patients are at the heart of everything we do. Our work transforms people’s lives every day. We deliver quality products that make life better for everyone who counts on us. we own our careers. We help every employee to discover their strengths, follow their passion, and grow with a growing company. we win with a winning team. We are driven, and we deliver results. We constantly challenge ourselves to achieve more. We win the right way and do what we say.

Global recognition A few of our most recent honors › Best Workplaces in › Best Workplaces in Japan Australia › Best Workplaces in Korea › Best Workplaces in Brazil: › Best Workplace in Mexico: Multinational Micro Multinational › Best Workplaces in › Best Multinational Workplaces: Canada Netherlands › Best Workplaces in › Best Workplaces in Singapore Greater China › Best Workplaces in Spain › Best Workplaces in France (in the U.K.) (in the U.S.)Global recognition A few of our most recent honors › Best Workplaces in › Best Workplaces in Japan Australia › Best Workplaces in Korea › Best Workplaces in Brazil: › Best Workplace in Mexico: Multinational Micro Multinational › Best Workplaces in › Best Multinational Workplaces: Canada Netherlands › Best Workplaces in › Best Workplaces in Singapore Greater China › Best Workplaces in Spain › Best Workplaces in France (in the U.K.) (in the U.S.)